                                                                      EXHIBIT 12


                           WENDY'S INTERNATIONAL, INC.
                COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                        AND RATIO OF EARNINGS TO COMBINED
                   FIXED CHARGES AND PREFERRED STOCK DIVIDENDS


                                              SIX MONTHS ENDED                          FISCAL YEAR ENDED
                                          ----------------------  ---------------------------------------------------------------
                                             7/1/01      7/2/00      12/31/00      1/2/00     1/3/99     12/28/97       12/29/96
                                          ---------- -----------  ---------------------------------------------------------------
                                                                                                          (Dollars in thousands)
----------------------------------------
COMPUTATION OF EARNINGS:
----------------------------------------
Income before income taxes                 $150,338    $138,566      $271,437    $268,686   $207,661     $219,471      $254,817
Add:
   Interest expense and amortization of
   debt expense and discount                 14,360      13,050        28,859      29,140     30,009       28,909        23,029
   Interest portion of rent expense          15,809      15,054        31,806      28,885     26,097       25,561        23,272
                                          ---------- -----------  --------------------------------------------------------------

INCOME AS ADJUSTED                          180,507     166,670       332,102     326,711    263,767      273,941       301,118
                                          ---------- -----------  --------------------------------------------------------------

COMPUTATION OF FIXED CHARGES:
----------------------------------------
   Interest expense and amortization of
   debt expense and discount                 14,360      13,050        28,859      29,140     30,009       28,909        23,029
   Interest portion of rent expense          15,809      15,054        31,806      28,885     26,097       25,561        23,272
   Capitalized interest                         218         214           902         720        516          660           578
                                          ---------- -----------  --------------------------------------------------------------

FIXED CHARGES                                30,387      28,318        61,567      58,745     56,622       55,130        46,879
PREFERRED STOCK DIVIDENDS                        --          --            --          --         --           --            --

RATIO OF EARNINGS TO FIXED CHARGES/
RATIO OF EARNINGS TO COMBINED FIXED
CHARGES AND PREFERRED STOCK DIVIDENDS          5.94        5.89          5.39        5.56       4.66         4.97          6.42
----------------------------------------  ========== ===========  ==============================================================